Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4, as well as to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-158556 and 333-158554) and the Registration Statements on Form S-8 (Nos. 333-160527, 333-155441 and 333-148299) of SandRidge Energy, Inc., of our reports dated March 1, 2010, relating to the consolidated financial statements of Arena Resources, Inc. and the effectiveness of internal control over financial reporting, which appear in the Annual Report on Form 10-K/A of Arena Resources, Inc. for the year ended December 31, 2009.

/s/ Hansen, Barnett & Maxwell, P.C.
HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah

September 17, 2010